EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 16, 2015, with respect to the consolidated financial statements of Resource Innovation Office REIT, Inc. (f/k/a Resource Real Estate Innovation Office REIT, Inc.), for the period June 25, 2014 through December 31, 2014 contained in the Registration Statement on Form S-11. We consent to the use of the aforementioned report in this Post-effective Amendment 1 to the Form S-11, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

October 2, 2015